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Exhibit 99.2

REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and
Shareholders of Biogen, Inc.

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, of cash flows and of shareholders' equity present fairly, in all material respects, the financial position of Biogen, Inc. and its subsidiaries at December 31, 2002 and 2001, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2002 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts
February 14, 2003

Consolidated Statements of Income
Biogen, Inc. and Subsidiaries

(in thousands, except per share amounts)

For the years ended December 31,	2002	2001	2000
Revenues:
Product	$1,034,357	$970,546	$760,292
Royalties	114,007	71,766	165,373

Total revenues	1,148,364	1,042,312	925,665

Costs and expenses:
Cost of product revenues	151,440	131,870	112,928
Cost of royalty revenues	8,719	4,640	12,270
Research and development	367,567	314,556	302,840
Selling, general & administrative	324,001	231,048	169,271

Total costs and expenses	851,727	682,114	597,309

Income from operations	296,637	360,198	328,356
Other income (expense), net	(20,042)	29,299	158,749

Income before income taxes	276,595	389,497	487,105
Income taxes	77,447	116,814	153,528

Net Income	$199,148	$272,683	$333,577

Basic earnings per share	$1.33	$1.84	$2.24

Diluted earnings per share	$1.31	$1.78	$2.16

Shares used in calculating:
Basic earnings per share	149,337	148,355	148,743
Diluted earnings per share	151,930	152,916	154,602

See accompanying notes to consolidated financial statements.

Consolidated Balance Sheets
Biogen, Inc. and Subsidiaries

(in thousands, except share amounts)

As of December 31,	2002	2001
Assets
Current assets
Cash and cash equivalents	$45,113	$54,042
Marketable securities	821,996	744,065
Accounts receivable, less allowance for doubtful accounts of $1,920 and $2,082, respectively	171,067	177,582
Deferred tax assets	38,592	44,108
Inventory	95,378	51,919
Other current assets	43,878	26,011

Total current assets	1,216,024	1,097,727

Property and equipment, net	738,059	555,998
Patents, net	15,994	16,562
Marketable securities	3,757	12,183
Other assets	33,154	38,576

	$2,006,988	$1,721,046

Liabilities and Shareholders' Equity
Current liabilities
Accounts payable	$64,876	$50,944
Current portion of long-term debt	4,888	4,888
Current taxes payable	73,824	90,131
Accrued expenses and other	182,745	148,979

Total current liabilities	326,333	294,942

Long-term debt, less current portion	37,410	42,297
Long-term deferred tax liability	33,678	16,789
Other long-term liabilities	14,146	18,186
Commitments and contingencies	—	—
Shareholders' equity
Common stock, par value $0.01 per share (375,000,000 shares authorized; 151,705,636 shares issued in 2002 and 2001)	1,517	1,517
Additional paid-in capital	829,993	808,076
Treasury stock, at cost, 1,618,195 and 3,233,351 shares in 2002 and 2001, respectively	(90,844)	(176,123)
Retained earnings	838,756	705,893
Accumulated other comprehensive income	15,999	9,469

Total shareholders' equity	1,595,421	1,348,832

	$2,006,988	$1,721,046

See accompanying notes to consolidated financial statements.

Consolidated Statements of Cash Flows
Biogen, Inc. and Subsidiaries

(in thousands)

For the years ended December 31,	2002	2001	2000
Cash Flows from Operating Activities
Net Income	$199,148	$272,683	$333,577
Adjustments to reconcile net income to net cash provided from operating activities
Depreciation and amortization	45,100	37,023	39,035
Equity in net loss (income) of unconsolidated affiliate	3,392	(610)	—
Stock based compensation	2,356	829	(249)
Deferred income taxes	22,642	(18,100)	25,203
Realized loss (gain) on sale of non-current marketable securities	301	(32,143)	(101,129)
Tax benefit of stock options	19,561	35,075	81,023
Impairment of non-current marketable securities	10,095	27,942	—
Loan loss reserve	10,500	—	—
Write down of inventory to net realizable value	6,831	—	—
Changes in:
Accounts receivable	11,788	(35,442)	(7,357)
Inventory	(50,290)	(12,391)	502
Other current and other assets	(26,883)	(29,285)	(35,332)
Accounts payable, accrued expenses and other current and long-term liabilities	12,536	71,227	31,114

Net cash flows from operating activities	267,077	316,808	366,387

Cash Flows from Investing Activities
Purchases of current marketable securities	(467,256)	(827,807)	(627,168)
Proceeds from sales and maturities of current marketable securities	404,808	734,599	606,087
Proceeds from sales of non-current marketable securities	493	35,827	120,199
Investment in collaborators	(6,000)	—	(5,000)
Acquisitions of property and equipment, net	(220,341)	(191,019)	(194,892)
Additions to patents	(1,214)	(4,781)	(4,713)

Net cash flows from investing activities	(289,510)	(253,181)	(105,487)

Cash Flows from Financing Activities
Repayments on long-term debt	(4,887)	(4,888)	(4,888)
Purchases of treasury stock	(8,384)	(88,284)	(300,192)
Issuance of common stock and option exercises	27,379	35,034	35,955
Other	153	(17)	(13)

Net cash flows from financing activities	14,261	(58,155)	(269,138)

Effect of exchange rate changes on cash	(757)	(167)	55

Net increase (decrease) in cash and cash equivalents	(8,929)	5,305	(8,183)
Cash and cash equivalents, beginning of the year	54,042	48,737	56,920

Cash and cash equivalents, end of the year	$45,113	$54,042	$48,737

Supplemental Cash Flow Data
Cash paid during the year for:
Interest	$3,491	$3,954	$4,314
Income taxes	$51,548	$79,002	$42,683

See accompanying notes to consolidated financial statements.

Consolidated Statements of Shareholders' Equity
Biogen, Inc. and Subsidiaries
(in thousands)

	Common Stock	Additional Paid-in Capital	Treasury Stock	Retained Earnings	Accumulated Other Comprehensive Income	Total Shareholders' Equity
Balance, December 31, 1999	$1,507	$676,673	$(96,284)	$352,016	$45,618	$979,530

Net income				333,577		333,577
Unrealized gains/losses on marketable securities, net of tax of $6,791					(16,152)	(16,152)
Unrealized gains/losses on foreign currency forward contracts, net of tax of $1,686					(5,311)	(5,311)
Unrealized gains/losses on interest rate swaps, net of tax of $789					(1,458)	(1,458)
Translation adjustment					(321)	(321)

Total comprehensive income						310,335

Exercise of options and related tax benefits	10	95,748	162,900	(141,680)		116,978
Treasury stock purchased			(300,192)			(300,192)
Compensation expense related to stock options		(249)				(249)

Balance, December 31, 2000	$1,517	$772,172	$(233,576)	$543,913	$22,376	$1,106,402

Net income				272,683		272,683
Unrealized gains/losses on marketable securities, net of tax of $4,750					(11,352)	(11,352)
Unrealized gains/losses on foreign currency forward contracts, net of tax of $52					(87)	(87)
Unrealized gains/losses on interest rate swaps, net of tax of $587					(981)	(981)
Translation adjustment					(487)	(487)

Total comprehensive income						259,776

Exercise of options and related tax benefits		35,075	145,737	(110,703)		70,109
Treasury stock purchased			(88,284)			(88,284)
Compensation expense related to stock options		829				829

Balance, December 31, 2001	$1,517	$808,076	$(176,123)	$705,893	$9,469	$1,348,832

Net income				199,148		199,148
Unrealized gains/losses on marketable securities, net of tax of $3,427					6,820	6,820
Unrealized gains/losses on foreign currency forward contracts, net of tax of $3,064					(5,369)	(5,369)
Unrealized gains/losses on interest rate swaps, net of tax of $601					(1,198)	(1,198)
Translation adjustment					6,277	6,277

Total comprehensive income						205,678

Exercise of options and related tax benefits		19,561	93,663	(66,285)		46,939
Treasury stock purchased			(8,384)			(8,384)
Compensation expense related to stock options		2,356				2,356

Balance, December 31, 2002	$1,517	$829,993	$(90,844)	$838,756	$15,999	$1,595,421

See accompanying notes to consolidated financial statements.

Notes to Consolidated Financial Statements
Biogen, Inc. and Subsidiaries

1.     Summary of Significant Accounting Policies

Business

        Biogen, Inc. ("Biogen" or the "Company") is a global biopharmaceutical company that develops, manufactures and markets novel human therapeutic products. Biogen's primary focus is developing pharmaceutical products that meet unmet medical needs particularly in its core therapeutic areas of neurology, dermatology and rheumatology. Biogen currently sells AVONEX® (Interferon beta-1a) for the treatment of relapsing multiple sclerosis ("MS") and, commencing in 2003, AMEVIVE® (alefacept) for the treatment of adult patients with moderate-to-severe chronic plaque psoriasis who are candidates for systemic therapy or phototherapy. Biogen also receives revenues from royalties on sales by our licensees of a number of products covered under patents that Biogen controls. In addition, Biogen has a pipeline of development stage products and a number of research programs in our core therapeutic areas and in other areas of interest. Certain items in prior years' financial statements have been reclassified to conform to the current year's presentation.

Principles of Consolidation

        The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. Additionally, the Company maintains a 50% equity interest in two joint ventures outside the U.S. The primary purpose of these entities is the distribution of AVONEX in Switzerland and AMEVIVE in Italy. All material intercompany balances and transactions have been eliminated. The Company records its share of the earnings or losses of these entities to other income (expense).

Use of Estimates

        The preparation of consolidated financial statements requires the Company to make estimates and judgements that may affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an on-going basis, the Company evaluates its estimates, including those related to revenue recognition and bad debts, marketable securities, derivatives and hedging activities, inventories, patents, income taxes, research and development, loans, pensions, contingencies and litigation. The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgements about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

Translation of Foreign Currencies

        The functional currency for most of the Company's foreign subsidiaries is the local currency. Assets and liabilities are translated at current rates of exchange. Income and expense items are translated at the average exchange rates for the year. Adjustments resulting from the translation of the financial statements of the Company's foreign operations into U.S. dollars are excluded from the determination of net income and are accumulated in a separate component of shareholders' equity. The U.S. dollar is the functional currency for certain foreign subsidiaries. The Company's subsidiaries which have the U.S. dollar as the functional currency are remeasured into U.S. dollars using current rates of exchange for monetary assets and liabilities and historical rates of exchange for nonmonetary assets. Foreign exchange transaction gains and losses are included in the results of operations in other income, net. The Company had foreign exchange gains totaling $2.2 million in 2002, and foreign exchange losses of $1.2 million and $2.8 million in 2001 and 2000, respectively.

Cash and Cash Equivalents

        The Company considers only those investments, which are highly liquid, readily convertible to cash and which mature within three months from date of purchase to be cash equivalents.

Fair Value of Financial Instruments

        The carrying amounts reflected in the consolidated balance sheets for cash and cash equivalents, accounts receivable, other current assets, accounts payable, and accrued expenses and other, approximate fair value due to their short-term maturities. Marketable securities are carried at fair value based on quoted market prices, consistent with the requirements of Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities". The fair values of trading securities, interest rate swaps and foreign currency forward contracts are based on quoted market prices or pricing models using current market rates. The Company's long-term debt approximates fair value.

Inventories

        Inventories are stated at the lower of cost or market with cost determined under the first-in/first-out ("FIFO") method. Included in inventory are raw materials used in the production of pre-clinical and clinical products which are expensed as research and development costs when consumed. The components of inventories for the periods ending December 31, are as follows:

(in thousands)	2002	2001
Raw materials	$27,027	$14,754
Work in process	25,892	17,004
Finished goods	42,459	20,161

	$95,378	$51,919

        Biogen capitalizes inventory costs associated with certain products prior to regulatory approval, based on management's judgment of probable future commercialization. Biogen would be required to expense previously capitalized costs related to pre-approval inventory upon a change in such judgment, due to, among other potential factors, a denial or delay of approval by necessary regulatory bodies. At December 31, 2002, capitalized inventory related to AMEVIVE, which received regulatory approval in the U.S. in January 2003, was $25 million. At December 31, 2002, capitalized inventory related to pre-filled syringe formulation of AVONEX, which has not yet received regulatory approval, was $3.7 million.

        Biogen writes down obsolete or otherwise unmarketable inventory to its estimated net realizable value. If the actual realizable value is less than that estimated by Biogen, additional inventory write-downs may be required. The Company wrote down $6.8 million of unmarketable inventory during 2002, of which $4.2 million was charged to research and development expense for product not yet commercialized, and the remainder was charged to cost of product revenues. The Company did not have any material writedowns of inventory for the years ended December 31, 2001 or 2000.

Marketable Securities

        The Company invests its excess cash balances in short-term marketable securities, principally corporate notes and government securities. At December 31, 2002, substantially all of the Company's securities were classified as "available-for-sale". All available-for-sale securities are recorded at fair market value and unrealized gains and losses are included in accumulated other comprehensive income in shareholders' equity, net of related tax effects. Realized gains and losses and declines in value, if any, judged to be other than temporary on available-for-sale securities are reported in other income or expense.

        As part of its strategic product development efforts, the Company invests in equity securities of certain biotechnology companies with which it has collaborative agreements. As a matter of policy, Biogen determines on a quarterly basis whether any decline in the fair value of a marketable security is temporary or other than temporary. Unrealized gains and losses on marketable securities are included in other comprehensive income in shareholders' equity, net of related tax effects. If a decline in the fair value of a marketable security below the Company's cost basis is determined to be other than temporary, such marketable security is written down to its estimated fair value with a charge to current earnings. The factors that the Company considers in its assessments include the fair market value of the common stock, the duration of the stock's decline, prospects for favorable clinical trial results, new product initiatives and new collaborative agreements.

        The Company also invests in equity securities of certain companies whose securities are not publicly traded and fair value is not readily available. These investments are recorded using the cost method of accounting and, as a matter of policy, the Company monitors these investments in private securities on a quarterly basis and determines whether any impairment in their value would require a charge to current earnings.

Property and Equipment

        Property and equipment is carried at cost, subject to review of impairment for significant assets whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. Depreciation is calculated on the straight-line basis over the estimated useful lives of the assets. Leasehold improvements are amortized over the lesser of the useful life or the term of the respective lease. Maintenance costs are expensed as incurred. Buildings and equipment are depreciated over estimated useful lives ranging from 15 to 40 and 3 to 20 years, respectively. The Company capitalizes certain incremental costs associated with the validation effort required for licensing by the FDA of manufacturing equipment for the production of a commercially approved drug. These costs include primarily direct labor and material and are incurred in preparing the equipment for its intended use. The validation costs are amortized over the life of the related equipment.

Patents

        The costs associated with successful patent defenses and patent applications are capitalized and amortized on a straight-line basis over estimated useful lives up to 15 years. Accumulated amortization of patent costs was $11.3 million and $15.7 million as of December 31, 2002 and 2001, respectively. The carrying value of patents is regularly reviewed by the Company and impairments are recognized when the expected future operating cash flows derived from the patent is less than their carrying value. For the year ending December 31, 2002, 2001, and 2000 the Company wrote off certain of its patents, which resulted in a charge of $2 million in 2002.

Loans

        In connection with certain of its research collaborations, the Company has extended loans or made loan commitments to collaborators. On a quarterly basis, the loans are monitored for potential impairment, based on the probability of the collection of the full amount due under the loan according to each loan's terms. Should it be determined that it is not probable that the Company will be able to collect all interest and principal due, the Company recognizes a corresponding impairment charge to current earnings.

Derivatives and Hedging Activities

        Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities", ("SFAS 133") requires that all derivatives be recognized on the balance sheet at their fair value. Changes in the fair value of derivatives are recorded each period in current earnings or other comprehensive income, depending on whether a derivative is designated as part of a hedge transaction and, if it is, the type of hedge transaction. The Company assesses, both at its inception and on an on-going basis, whether the derivatives that are used in hedging transactions are highly effective in offsetting the changes in cash flows of hedged items. The Company assesses hedge ineffectiveness on a quarterly basis and records the gain or loss related to the ineffective portion to current earnings to the extent significant. If the Company determines that a forecasted transaction is no longer probable of occurring, the Company discontinues hedge accounting for the affected portion of the hedge instrument, and any related unrealized gain or loss on the contract is recognized in current earnings.

Comprehensive Income

        Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income", ("SFAS 130"), requires the display of comprehensive income and its components as part of the Company's full set of financial statements. Comprehensive income is comprised of net income and other comprehensive income. Other comprehensive income includes certain changes in equity that are excluded from net income, such as translation adjustments and unrealized holding gains and losses on available-for-sale marketable securities and certain derivative instruments, net of tax. The Consolidated Statements of Shareholders' Equity reflect comprehensive income for years ended December 31, 2002, 2001 and 2000 of $205.7 million, $259.8 million and $310.3 million, respectively.

        In accordance with SFAS 133, the Company records an adjustment to other comprehensive income to recognize at fair value all derivatives designated as cash flow hedging instruments, which comprised unrealized gains or losses related to the Company's interest rate swaps. During 2000, the Company recorded $1.5 million of unrealized losses, net of tax to other comprehensive income reflecting the decrease in the fair value of the interest rate swaps and at December 31, 2000 had a cumulative unrealized loss, net of tax, of $1.1 million. During 2001, the Company recorded $1 million of unrealized losses, net of tax to other comprehensive income reflecting the decrease in the fair value of the interest rate swaps and at December 31, 2001 had a cumulative unrealized loss, net of tax, of $2.1 million. During 2002, the Company recorded $1.2 million of unrealized losses, net of tax to other comprehensive income reflecting the decrease in the fair value of the interest rate swaps and at December 31, 2002 had a cumulative unrealized loss, net of tax, of $3.3 million.

        The Company has foreign currency forward contracts to hedge specific transactions denominated in foreign currencies. During 2000, the fair value of the Company's foreign currency forward contracts decreased by $5.3 million. At December 31, 2000, the Company had cumulative unrealized gains, net of tax, of $1.4 million on its foreign currency forward contracts. During 2001, the fair value of the Company's foreign currency forward contracts decreased by approximately $0.1 million, net of tax. At December 31, 2001, the Company had cumulative unrealized gains, net of tax, of $1.3 million on its foreign currency forward contracts. During 2002, the fair value of the Company's foreign currency forward contracts decreased by approximately $5.4 million, net of tax. At December 31, 2002, the Company had cumulative unrealized losses, net of tax, of $4.1 million on its foreign currency forward contracts.

Segment Information

        Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information", ("SFAS 131") establishes standards for reporting information on operating segments in interim and annual financial statements. The Company's chief operating decision-makers review the profit and loss of the Company on an aggregate basis and manage the operations of the Company as a single operating segment. Accordingly, the Company operates in one segment, which is the business of developing, manufacturing and marketing drugs for human health care.

Revenue Recognition and Accounts Receivable

        SEC Staff Accounting Bulletin No. 101 ("SAB 101") provides guidance on the recognition, presentation, and disclosure of revenue in financial statements. SAB 101 establishes the SEC's view that it is not appropriate to recognize revenue until all of the following criteria are met: persuasive evidence of an arrangement exists; delivery has occurred or services have been rendered; the seller's price to the buyer is fixed or determinable; and collectibility is reasonably assured. Further, SAB 101 requires that both title and the risks and rewards of ownership be transferred to the buyer before revenue can be recognized. The Company believes that its revenue recognition policies are in compliance with SAB 101.

        Revenues from product sales are recognized when product is shipped and title and risk of loss has passed to the customer. Revenues are recorded net of applicable allowances for returns, rebates and other applicable discounts and allowances. The Company prepares its estimates for sales returns and allowances, discounts and rebates quarterly based primarily on historical experience updated for changes in facts and circumstances, as appropriate.

        In February 2002, the FASB Emerging Issues Task Force ("EITF") released EITF Issue No. 01-09 ("EITF 01-09"), "Accounting for Consideration Given by a Vendor to a Customer (Including a Reseller of the Vendor's Products)". EITF 01-09 states that cash consideration (including a sales incentive) given by a vendor to a customer is presumed to be a reduction of the selling prices of the vendor's products or services and, therefore, should be characterized as a reduction of revenue when recognized in the vendor's income statement, rather than a sales and marketing expense. The Company has various contracts with distributors that provide for discounts and rebates. These contracts are classified as a reduction of revenue. The Company also maintains select customer service contracts with distributors and other customers in the distribution channel. In accordance with EITF 01-09, the Company has established the fair value of these contracts and, as provided by EITF 01-09, classified these customer service contracts as sales and marketing expense. If the Company had concluded that sufficient evidence of the fair value did not exist for these contracts, the Company would have been required to classify these costs as a reduction of revenue. The adoption of EITF 01-09 did not have a significant impact on the Company's financial statements.

        The Company receives royalty revenues under license agreements with a number of third parties that sell products based on technology developed by the Company or to which the Company has rights. The license agreements provide for the payment of royalties to the Company based on sales of the licensed product. The Company records these revenues based on estimates of the sales that occurred during the relevant period. The relevant period estimates of sales are based on interim data provided by licensees and analysis of historical royalties paid to the Company (adjusted for any changes in facts and circumstances, as appropriate). The Company maintains regular communication with its licensees in order to gauge the reasonableness of its estimates. Differences between actual royalty revenues and estimated royalty revenues are reconciled and adjusted for in the period which they become known, typically the following quarter. Historically, adjustments have not been material based on actual amounts paid by licensees. There are no future performance obligations on the part of the Company under these license agreements.

        Revenue is not recognized in any circumstances unless collectibility is reasonably assured.

        Biogen maintains allowances for doubtful accounts for estimated losses resulting from the inability of its customers to make required payments. If the financial condition of Biogen's customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required, which could affect future earnings.

Research and Development Expenses

        Research and development expenses are comprised of costs incurred in performing research and development activities including salaries and benefits, facilities costs, overhead costs, clinical trial and related clinical manufacturing costs, contract services and other outside costs. Research and development costs, including upfront fees and milestones paid to collaborators, are expensed as incurred. The Company has entered into certain research agreements in which it shares costs with its collaborator. The Company records these costs as research and development expenses. Certain of these costs are reimbursed by the Company's collaborator and are recorded as a reduction of research and development expense.

Earnings per Share

        The Company calculates earnings per share in accordance with Statement of Financial Accounting Standards No. 128, "Earnings per Share" ("SFAS 128"). SFAS 128 requires the presentation of "basic" earnings per share and "diluted" earnings per share. Basic earnings per share is computed by dividing the net income available to common shareholders by the weighted average number of shares of common stock outstanding. For purposes of calculating diluted earnings per share the denominator includes both the weighted average number of shares of common stock outstanding and the number of dilutive common stock equivalents such as stock options and warrants, as determined using the treasury stock method.

        Shares used in calculating basic and diluted earnings per share for the periods ending December 31, are as follows:

(in thousands)	2002	2001	2000
Weighted average number of shares of common stock outstanding	149,337	148,355	148,743
Dilutive stock options and warrants	2,593	4,561	5,859

Shares used in calculating diluted earnings per share	151,930	152,916	154,602

        Dilutive securities include options outstanding under the Company's stock option plans. Options to purchase 11.2 million shares, 3.8 million shares and 2.7 million shares were outstanding at December 31, 2002, 2001, and 2000, respectively, but not included in the computations of diluted earnings per share because the options' exercise prices were greater than the average market price during the periods.

Accounting for Stock Based Compensation

        The Company has several stock-based compensation plans which are described more fully in Note 10. The Company applies APB Opinion No. 25 "Accounting for Stock Issued to Employees" in accounting for its plans and applies Statement of Financial Accounting Standards No. 123 "Accounting for Stock Issued to Employees" ("SFAS 123") for disclosure purposes only. The SFAS 123 disclosures include pro forma net income and earnings per share as if the fair value-based method of accounting had been used. Stock issued to non-employees is accounted for in accordance with SFAS 123 and related interpretations.

        If compensation cost for the Company's 2002, 2001 and 2000 grants under the stock-based compensation plans, including costs related to prior years grants had been determined based on SFAS 123, the Company's pro forma net income, and pro forma earnings per share for the years ending December 31, would have been as follows:

(in thousands, except per share data)	2002	2001	2000
Reported net income	$199,148	$272,683	$333,577
Pro forma stock compensation expense, net of tax	49,387	48,259	39,165

Pro forma net income	$149,761	$224,424	$294,412

Reported basic earnings per share	$1.33	$1.84	$2.24

Pro forma basic earnings per share	$1.00	$1.51	$1.98

Reported diluted earnings per share	$1.31	$1.78	$2.16

Pro forma diluted earnings per share	$0.99	$1.47	$1.90

        The fair value of options granted is estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions:

	2002	2001	2000
Expected dividend yield	0%	0%	0%
Expected stock price volatility	45%	44%	45%
Risk-free interest rate	5.75%	5.5%	6.9%
Expected option term in years	7.4	7.5	5.5

        The effects of applying SFAS 123 in this pro forma disclosure are not indicative of future amounts. SFAS 123 did not apply to awards prior to 1995, and additional awards in future years are anticipated.

2.     Financial Instruments

        Financial instruments that potentially subject the Company to concentrations of credit risk are accounts receivable and marketable securities. Wholesale distributors and large pharmaceutical companies account for the majority of the accounts receivable and collateral is generally not required. To mitigate the risk, the Company monitors the financial performance and credit worthiness of its customers. The Company invests its excess cash balances in marketable debt securities, primarily U.S. government securities and corporate bonds and notes, with strong credit ratings. The Company limits the amount of investment exposure as to institution, maturity and investment type.

        The average maturity of the Company's marketable securities as of December 31, 2002 and 2001 was 28 months and 29 months, respectively. Proceeds from maturities and other sales of marketable securities, which were primarily reinvested, for the years ended December 31, 2002, 2001 and 2000 were approximately $405 million, $735 million and $606 million, respectively. The cost of securities sold is determined based on the specific identification method. Realized gains and (losses) on these sales for the years ended December 31, 2002, 2001 and 2000 were $2.7 million, $6.1 million and $(1.8) million, respectively.

        The following is a summary of marketable securities:

(in thousands)	Fair Value	Gross Unrealized Gains	Gross Unrealized Losses	Amortized Cost
December 31, 2002:
U.S. Government securities	$296,419	$12,568	$122	$283,973
Corporate debt securities	525,577	18,569	468	507,476

	$821,996	$31,137	$590	$791,449

Marketable securities, noncurrent	$3,757	$—	$1,537	$5,294

December 31, 2001:
U.S. Government securities	$252,838	$6,760	$346	$246,424
Corporate debt securities	491,227	12,794	445	478,878

	$744,065	$19,554	$791	$725,302

Marketable securities, noncurrent	$12,183	$—	$—	$12,183

        The Company uses interest rate swap agreements to mitigate the risk associated with its floating rate debt. The fair value of the interest rate swap agreements at December 31, 2002, representing the cash requirements of the Company to settle the agreements, approximated $5.1 million and was included in accrued expenses and other. The fair value of the interest rate swap agreements at December 31, 2001, representing the cash requirements of the Company to settle the agreements, was approximately $3.3 million and was included in accrued expenses and other. The Company has designated the interest rate swaps as cash flow hedges. There were no amounts of hedge ineffectiveness related to the Company's interest rate swaps during 2002 and 2001, and no gains or losses were excluded from the assessment of hedge effectiveness. The Company records the differential to be paid or received on the interest rate swaps as incremental interest expense. The Company expects approximately $2.7 million in losses related to its interest rate swaps to affect earnings in 2003.

        The Company has foreign currency forward contracts to hedge specific forecasted transactions denominated in foreign currencies. All foreign currency forward contracts have durations of ninety days to 12 months. These contracts have been designated as cash flow hedges and accordingly, to the extent effective, any unrealized gains or losses on these foreign currency forward contracts are reported in other comprehensive income. Realized gains and losses for the effective portion are recognized with the underlying hedge transaction. The Company assesses hedge ineffectiveness on a quarterly basis and records the gain or loss related to the ineffective portion to current earnings to the extent significant. If the Company determines that a forecasted transaction is no longer probable of occurring, the Company discontinues hedge accounting for the affected portion of the hedge instrument and any related unrealized gain or loss on the contract is recognized in current earnings. The notional settlement amount of the foreign currency forward contracts outstanding at December 31, 2002 was approximately $91.9 million. These contracts had a fair value of $6.4 million, representing an unrealized loss, and were included in other current liabilities at December 31, 2002. The notional settlement amount of the foreign currency forward contracts outstanding at December 31, 2001 was approximately $113.4 million. These contracts had a fair value of $2.0 million, representing an unrealized gain, and were included in other current assets at December 31, 2001.

        In 2002, approximately $1.3 million of losses were recognized in earnings due to hedge ineffectiveness. Additionally, in 2002, approximately $1.1 million of losses were recognized in earnings as a result of the discontinuance of cash flow hedges upon determining that it was no longer probable that the original forecasted transaction would occur. The Company recognized $6.4 million of losses in product revenue and $2.1 million of losses in royalty revenue for the settlement of certain effective cash flow hedge instruments during the year ended December 31, 2002. These settlements were recorded in the same period as the related forecasted transactions affecting earnings. The Company expects approximately $6.4 million of unrealized losses at December 31, 2002 to affect earnings in 2003 related to its foreign currency forward contracts.

        In 2001, there were no significant amounts recognized in earnings due to hedge ineffectiveness or as a result of the discontinuance of cash flow hedges upon determining that it was no longer probable that the original forecasted transaction would occur. The Company recognized $6.9 million of gains in product revenue and $2 million of gains in royalty revenue for the settlement of certain effective cash flow hedge instruments during the year ended December 31, 2001. These settlements were recorded in the same period as the related forecasted transactions affecting earnings.

        In 2000, there were no significant amounts recognized in earnings due to hedge ineffectiveness. During 2000, the Company recognized $977,000 in other income as a result of the discontinuance of cash flow hedges upon determining that it was no longer probable that the original forecasted transaction would occur. The Company recognized $12.7 million of gains in product revenue and $3.7 million of gains in royalty revenue for the settlement of certain effective cash flow hedge instruments during the year ended December 31, 2000. These settlements were recorded in the same period as the related forecasted transactions affecting earnings.

3.     Borrowings

        As of December 31, 2002, the Company had $12.5 million outstanding under a floating rate loan with a bank (the "Term Loan"). The Term Loan is collateralized by the Company's laboratory and office building in Cambridge, Massachusetts. The Term Loan provides for annual principal payments of $1.7 million in each of the years 1996 through 2004 with the balance due May 8, 2005. The Company also entered into an interest rate swap agreement, with the same bank, fixing its interest rate at 7.5% during the remaining term of the loan, payable semiannually.

        As of December 31, 2002, the Company had $29.8 million outstanding under a floating rate loan agreement with a bank for financing the construction of its biological manufacturing facility in North Carolina (the "Construction Loan"). The Construction Loan is collateralized by the facility. Payments of $805,000 are due quarterly through 2006 with the balance due in 2007. The Company also entered into an interest rate swap agreement, with the same bank, fixing its interest rate at 7.75% during the remaining term of the loan, payable quarterly.

        The Term Loan and Construction Loan agreements include various covenants, including financial covenants, which require the Company to maintain minimum net worth, cash flow and various financial ratios. The Company's long-term debt obligations are carried at face value, which approximates fair market value.

        Long-term debt at December 31, consists of the following:

(in thousands)	2002	2001
Term Loan due 2005	$12,501	$14,168
Construction Loan due 2007	29,797	33,017

	42,298	47,185
Current portion	(4,888)	(4,888)

	$37,410	$42,297

4.     Consolidated Balance Sheets Details

        Property and equipment:

	December 31,
(in thousands)
	2002	2001
Land	$32,687	$23,532
Buildings	233,436	170,504
Leasehold improvements	47,504	65,381
Equipment	309,521	249,887
Construction in progress	330,657	218,521

Total cost	953,805	727,825
Less accumulated depreciation	215,746	171,827

	$738,059	$555,998

        Depreciation expense was $45.6 million, $36.9 million and $27.8 million for 2002, 2001 and 2000, respectively.

        Accrued expenses and other:

	December 31,
(in thousands)
	2002	2001
Royalties and licensing fees	$37,921	$34,361
Legal settlement accrual	55,000	20,000
Other	89,824	94,618

	$182,745	$148,979

5.     Pensions

        The Company has a defined benefit pension plan which provides benefits to all of its full-time U.S. employees. The Company also has a supplemental retirement benefit plan which covers certain employees. The pension plans are noncontributory with benefit formulas based on employee earnings and credited years of service. The Company's funding policy for its pension plans is to contribute amounts deductible for federal income tax purposes. Funds contributed to the plans are invested in fixed income and equity securities.

        The components of net periodic pension cost for each of the three years ended December 31 are summarized below:

(in thousands)	2002	2001	2000
Service cost	$5,098	$3,644	$3,314
Interest cost	2,678	2,039	1,799
Expected return on plan assets	(2,130)	(1,655)	(1,258)
Amortization of prior service cost	14	43	43
Amortization of net actuarial loss	271	16	86

Net pension cost	$5,931	$4,087	$3,984

        Reconciliations of projected benefit obligations, fair value of plan assets and the funded status of the plans as of December 31, are presented below:

(in thousands)	2002	2001
Change in projected benefit obligation
Net projected benefit obligation at the beginning of the year	$(29,990)	$(24,434)
Service cost	(5,098)	(3,644)
Interest cost	(2,678)	(2,039)
Actuarial loss	(5,271)	(190)
Gross benefits paid	734	317

Net projected benefit obligation at the end of the year	(42,303)	(29,990)

Change in plan assets
Fair value of plan assets at the beginning of the year	18,728	15,256
Actual return on plan assets	(3,779)	(1,090)
Employer contributions	10,550	5,000
Gross benefits paid	(596)	(182)
Administrative expenses	(143)	(256)

Fair value of plan assets at the end of the year	24,760	18,728

Funded status at the end of the year
Funded status at the end of the year	(17,543)	(11,262)
Unrecognized net actuarial loss	15,239	4,295
Unrecognized prior service cost	219	229

Net amount recognized at the end of the year	$(2,085)	$(6,738)

Weighted average assumptions at the end of the year	2002	2001
Discount rate	6.75%	7.25%
Expected return on plan assets	9.00%	9.00%
Rates of compensation increase	5.00%	5.00%

        The Company's unfunded supplemental retirement plan, as of December 31, 2002 has the projected benefit and the accumulated benefit obligations of $8.4 million and $5.7 million, respectively. As of December 31, 2001 the projected benefit and the accumulated benefit obligations were $5.9 million and $4.6 million, respectively.

6.     Other Income (Expense), Net

        Total other income (expense), net consists of the following:

	December 31,
(in thousands)
	2002	2001	2000
Interest income	$41,217	$44,128	$42,965
Interest expense	(3,546)	(3,954)	(4,310)
Other income (expense)	(57,713)	(10,875)	120,094

Total other income (expense), net	$(20,042)	$29,299	$158,749

        Other income (expense) included the following (in thousands):

December 31,	2002	2001	2000
Impairments of non-current marketable securities	$(10,095)	$(27,942)	$—
Reserve for outstanding loan to a collaborator	(10,500)	—	—
Gain (loss) on sale on non-current marketable securities	(301)	32,143	101,129
Donation for establishment of Biogen Foundation	(15,000)	—	—
Settlement of Schering-Plough dispute	37,240	—	—
Settlement of Berlex dispute	(55,000)	(20,000)	—
Realized gains in third party acquisition of investment	—	—	24,132
Equity in net income (loss) of unconsolidated affiliate	(3,392)	610	—
Gain (loss) on sale of current marketable securities	2,703	6,147	(1,846)
Miscellaneous	(3,368)	(1,833)	(3,321)

Total other income (expense)	$(57,713)	$(10,875)	$120,094

        As part of its quarterly assessments, the Company assessed the unrealized losses on its investments in Curis Inc. and Targeted Genetics Corporation (see "Note 1—Summary of Significant Accounting Policies"), and determined that the positive evidence suggesting that these investments would recover to at least the Company's purchase price was not sufficient to overcome the presumption that the current market price of the investments was the best indicator of value at those dates. Accordingly, the related unrealized losses of approximately $10.1 million and $28 million were reclassified from other comprehensive income to current expense in 2002 and 2001, respectively. Sales of noncurrent marketable securities resulted in losses of $0.3 million in 2002, gains of $32.1 million in 2001, and gains of $101.1 million in 2000.

        In connection with the Company's assessment at December 31, 2002, $1.5 million of unrealized losses related to these marketable securities were determined to be temporary.

        In connection with the Company's loan policy described in Note 1, during the third quarter of 2002, the Company recorded a $10.5 million charge for the establishment of a reserve related to an outstanding loan to Targeted. Based on a review of the financial condition of the borrower at September 30, 2002, the Company determined that it was no longer probable that the loan would be repaid.

        In October 2002, the Company established The Biogen Foundation, a private, U.S. based, non-profit philanthropic organization. In December 2002, the Company made a charitable contribution of $15 million to fund The Biogen Foundation. The Foundation is to operate exclusively for the benefit of charitable, educational and scientific purposes. Certain executive officers and other employees of the Company serve as directors and officers of the Foundation. The Company classifies charitable contributions to other income (expense).

        During the fourth quarter of 2002, the Company and Schering-Plough settled their dispute on the issue of whether and to what extent Schering-Plough has an obligation to pay royalties in the U.S. on sales of its alpha interferon products. The Company received a final settlement payment resulting in a net gain of $37.2 million, which was classified to other income (expense).

        In the fourth quarter of 2002, the Company recorded a $55 million charge related to the final settlement of a patent infringement dispute with Berlex. The $55 million payment for settlement of litigation was charged to other income (expense) in the fourth quarter of 2002. In 2001, the Company reported an initial charge of $20 million as part of the settlement agreement. See Note 9.

        In 2000, the Company realized gains of approximately $24.1 million upon the acquisition by third parties of two companies in which the Company had invested.

7.     Income Taxes

        The components of income before income taxes and of income tax expense (benefit) for each of the three years ended December 31, are as follows:

(in thousands)	2002	2001	2000
Income before income taxes:
Domestic	$244,515	$298,669	$379,489
Foreign	32,080	90,828	107,616

	$276,595	$389,497	$487,105

Income tax expense:
Current
Federal	$45,655	$119,930	$115,696
State	6,173	12,911	11,969
Foreign	2,975	1,917	1,098

	$54,803	$134,758	$128,763

Deferred
Federal	$22,938	$(16,257)	$25,344
State	(294)	(1,687)	(579)

	22,644	(17,944)	24,765

Total income tax expense	$77,447	$116,814	$153,528

        Deferred tax assets (liabilities) are comprised of the following at December 31:

(in thousands)	2002	2001
Tax credits	$831	$25,440
Inventory and other reserves	37,761	18,288
Other	—	380

Deferred tax asset	38,592	44,108

Depreciation, amortization and other	(27,494)	(10,365)
Unrealized gain on investments	(6,184)	(6,424)

Deferred tax liabilities	(33,678)	(16,789)

        A reconciliation of the U.S. federal statutory tax rate to the effective tax rate for the periods ending December 31 is as follows:

	2002	2001	2000
Statutory rate	35.0%	35.0%	35.0%
State taxes	1.8	2.5	3.2
Foreign taxes	(5.6)	(4.2)	(2.6)
Credits and net operating loss utilization	(3.4)	(3.4)	(3.3)
Other	0.2	0.1	(0.8)

Effective tax rate	28.0%	30.0%	31.5%

        At December 31, 2002, the Company had tax credits of approximately $831,000, which can be carried forward indefinitely. During 2002, management concluded that the likelihood of the Company realizing state tax benefits relating to research, development and investment credits previously recognized as deferred tax assets is remote. Accordingly, the Company's deferred tax assets relating to tax credits were reduced by $24.6 million in 2002.

        As of December 31, 2002, undistributed foreign earnings of non-U.S. subsidiaries included in consolidated retained earnings aggregated $339.4 million, exclusive of earnings that would result in little or no tax under current U.S. tax law. The Company intends to reinvest these earnings indefinitely in operations outside the U.S. It is not practicable to estimate the amount of additional tax that might be payable if such earnings were remitted to the U.S.

8.     Research Collaborations

        In January 2003, the Company signed a collaboration agreement (the "IDEC Agreement") with IDEC Pharmaceuticals Corporation ("IDEC"), under which Biogen and IDEC will collaborate on the development of three oncology therapeutics from Biogen's pipeline of early-stage product candidates: an anti-lymphotoxin beta receptor (LTBR) monoclonal antibody, an anti-CRIPTO monoclonal antibody, and an interferon beta (INF-b) gene delivery product. Under the terms of the IDEC agreement, IDEC initially will be responsible for the development costs of the product candidates, until that time, if any, when the Company exercises its opt-in rights (which must be done within a certain timeframe) with respect to each specific product candidate. If the Company exercises its opt-in rights for a specific product, IDEC and the Company will share all subsequent costs related to that specific product and the Company will retain fifty percent of any economic benefit related to the product. If the Company chooses not to exercise its opt-in rights, the Company would be entitled to receive royalty payments from future sales of the specific products.

        In December 2002, Biogen signed a collaboration agreement (the "Sunesis Agreement") with Sunesis Pharmaceuticals, Inc. ("Sunesis") under which Biogen and Sunesis will collaborate on the discovery and development of oral therapeutics for the treatment of inflammatory and autoimmune diseases. The parties will apply Sunesis' proprietary fragment-based drug discovery technology, known as "tethering," to generate small molecule leads that target select cytokines in the immune system. Under the terms of the Sunesis Agreement, the Company purchased 1.25 million shares of preferred stock of Sunesis for $6 million, the fair value of the shares. In addition, the Company paid a one-time nonrefundable license fee of $3 million which was charged to research and development expense and acquired certain exclusive licenses to develop and commercialize certain compounds resulting from the collaboration. The Company accounts for its investment in Sunesis, which is included in other assets, using the cost method of accounting, subject to periodic review of impairment. The Company will pay Sunesis a quarterly license maintenance fee of $357,500 during the period commencing on April 1, 2004 through July 1, 2005. Additionally, Biogen agreed to enter into a Credit Facility Agreement ("Loan Agreement") with Sunesis under which Biogen is obligated to loan Sunesis up to $4 million. No borrowings from the loan agreement were outstanding as of December 31, 2002. The Company has committed to paying Sunesis additional amounts upon the completion of certain future research milestones and first and second indication development milestones. If all the milestones were to be achieved, the Company would be required to pay up to an additional $60.5 million over the life of the agreement.

        In April 2002, the Company signed a development and marketing collaboration agreement (the "Celltech Agreement") with Celltech R&D Limited ("Celltech") under which the Company and Celltech agreed to collaborate on the development and commercialization of a humanized anti-TNF alpha antibody known as "CDP571" with potential value in treating gastrointestinal disorders (including Crohn's disease), psoriasis and other autoimmune disease conditions. Under the terms of the Celltech Agreement, Biogen and Celltech agreed to share costs for on-going development activities. In

April 2002, the Company paid a one-time non-refundable initiation fee of $500,000, which was charged to research and development expense. Biogen incurred development expenses for CDP571 during the second and third quarter of 2002, and in the third quarter of 2002, ceased participation in development expenses associated with CDP571 due to unfavorable Phase III data. Through December 31, 2002, the Company incurred approximately $7 million of research and development expenses associated with CDP571. The Company does not expect to pay any additional amounts in this collaboration.

        In July 2001, the Company signed a development and marketing collaboration agreement (the "ICOS Agreement") with ICOS Corporation ("ICOS"), under which the Company and ICOS are collaborating worldwide on the development and commercialization of orally active, small molecule LFA-1 antagonists. Biogen and ICOS are currently developing an oral small molecule LFA-1 antagonist as a potential treatment for psoriasis. Under the terms of the ICOS Agreement, the Company paid ICOS a one-time, non-refundable license fee of $8 million, which was charged to research and development expense in 2001. Additionally, as part of the agreement, Biogen made available to ICOS a line of credit in the amount of $20 million, of which $10 million was available at December 31, 2002. The Company provided $6.8 million and $2.3 million from the line of credit to ICOS that was recorded as a loan receivable and later was charged to research and development expense in 2002 and 2001, respectively, upon the achievement of certain clinical milestones by ICOS. As of December 31, 2002, there was $1.0 million in borrowings outstanding under the credit facility. The Company has committed to providing milestone payments to ICOS upon the achievement of certain future events. If all the future milestones were to be achieved and commercialization were to be successful in excess of specified levels of sales, the Company would be required to pay up to an additional $92.5 million over the remaining life of the agreement.

        In September 2000, the Company signed a collaborative research agreement (the "Eos Agreement") with Eos Biotechnology, Inc. ("Eos"), under which the Company and Eos will collaborate in the research and development of novel targets for antibody and protein therapeutics in the area of breast cancer. Under the Eos Agreement, the Company purchased 1.9 million shares of preferred stock of Eos for $5 million. In addition, the Company paid a one-time non-refundable license fee of $6 million, which was charged to research and development expense and acquired certain exclusive, worldwide rights related to breast cancer-specific molecules for the use in the development of new antibody and secreted protein therapeutics. The Company accounts for its investment in Eos, which is included in other assets, using the cost method of accounting subject to periodic review of impairment. The Company provided Eos with research and development funding of $1.5 million in 2002, $1.5 million in 2001 and $250,000 in 2000. The research program under the Eos Agreement was terminated in December 2002, thereby relieving Biogen of any future commitments. In February 2003, Eos and Protein Design Labs, Inc. ("PDLI") announced a definitive merger agreement under which PDLI would acquire 100% of the outstanding stock of Eos in a stock-for-stock transaction valued at $37.5 million. Upon completion of the merger, Biogen's preferred shares of EOS would be converted into common stock of PDLI. The Company expects to record a writedown of approximately $3 million in the first quarter of 2003 related to its investment in Eos.

        In August 2000, the Company signed a development and marketing collaboration agreement (the "Antegren Agreement") with Elan Pharma International, Ltd, an affiliate of Elan Corporation, plc ("Elan") under which the Company and Elan are collaborating in the development, manufacture and commercialization of ANTEGREN® (natalizumab), a humanized monoclonal antibody. The Company and Elan are currently developing ANTEGREN as a potential treatment for MS and Crohn's disease. Under the terms of the Antegren Agreement, Biogen and Elan share costs for on-going development activities. The Company paid a one-time non-refundable license fee of $15 million in 2000, which was charged to research and development expense. The Company provided $7 million and $16 million to Elan for certain milestones achieved during the years 2002 and 2001, respectively, which were charged to research and development expense. As of December 31, 2002, Elan owed the Company

$14.8 million, representing development expenses incurred by Biogen to be reimbursed by Elan. The Company has committed to paying Elan additional amounts upon the completion of certain future milestones. If all the future milestones were to be achieved, the Company would be required to pay up to an additional $14 million over the remaining life of the agreement. Elan is in the process of implementing a recovery plan to re-build its business. The Company does not believe that business issues facing Elan will have a material adverse impact on the Company's rights to develop or commercialize ANTEGREN.

        In July 1996, the Company signed a collaborative research and commercialization agreement (the "Ontogeny Agreement") with Ontogeny, Inc. ("Ontogeny"), a private biotechnology company, for the development and commercialization of three specific proteins. In August 2000, Ontogeny merged with two other biotechnology companies to form Curis Inc. ("Curis"). As a shareholder in Ontogeny, Biogen received Curis common stock in exchange for the Company's shares in Ontogeny. The Company provided $1 million of research funding to Ontogeny in 2000. Additionally, the Company provided $1.5 million upon termination of the Ontogeny Agreement, which was charged to research and development expense in 2000. At December 31, 2002 the Company retained approximately 166,000 shares of Curis common stock, and included the investment in long-term marketable securities available-for-sale.

        In August 1995, the Company signed a collaborative research agreement (the "Genovo Agreement") for the development of human gene therapy treatments with Genovo, Inc. ("Genovo"), a gene therapy research company. Under the Genovo Agreement, the Company acquired 380,000 shares of Genovo Series A Preferred stock for $4.5 million and acquired certain licensing rights. The Company accounted for this investment, which was included in other assets, using the equity method of accounting. The Company recorded its proportion of Genovo's net losses as research and development expense in the amount of $3.9 million in 2000. In August 2000, Genovo entered into a merger agreement ("Targeted Merger Agreement") with Targeted Genetics Corporation ("Targeted"). As a shareholder in Genovo, Biogen received Targeted common stock in exchange for the Company's shares in Genovo. Also as part of the Targeted Merger Agreement, an existing $500,000 promissory note payable by Genovo to Biogen was converted into a no-interest promissory note from Targeted with a term of five years. Additionally, concurrently with the Targeted Merger Agreement, the Company entered into a development and marketing agreement and a funding agreement (the "Targeted Agreements") for gene therapy research and development. The Targeted Agreements provide for a $10 million credit facility, of which $10 million of borrowings were outstanding as of December 31, 2002. Targeted also had an option to sell to the Company an additional $10 million of Targeted common stock at fair value. In September 2002, Targeted exercised an option to issue $4 million of common stock to Biogen. During the third quarter of 2002, the Company incurred a $10.5 million charge for the establishment of a reserve related to an outstanding loan to Targeted. Based on a review of the financial condition of Targeted at September 30, 2002, the Company determined that it was no longer probable that the loan would be repaid. The Company provided $1 million in 2002, $1 million in 2001 and $250,000 in 2000 for research funding to Targeted. The Company expects to fund research activities of Targeted related to the collaboration of $750,000 in 2003. At December 31, 2002 the Company retained approximately 8,963,402 shares of Targeted common stock, and included the investment in long-term marketable securities available-for-sale.

9.     Commitments and Contingencies

        The Company rents laboratory and office space and certain equipment under noncancellable operating leases. The rental expense under these leases, which terminate at various dates through 2015, amounted to $22.7 million in 2002, $17.2 million in 2001, $14.9 million in 2000. The lease agreements contain various clauses for renewal at the option of the Company and, in certain cases, escalation clauses linked generally to rates of inflation.

        At December 31, 2002, minimum annual rental commitments under noncancellable leases were as follows:

Year	(in thousands)
2003	$20,411
2004	17,712
2005	15,438
2006	12,364
2007	12,137
Thereafter	43,976

Total minimum lease payments	$122,038

        The Company's construction of a large scale manufacturing plant and a laboratory office building in Research Triangle Park, North Carolina was substantially completed in the first quarter of 2002. The Company continued its further expansion of its Research Triangle Park, North Carolina complex in 2002 with ongoing construction of several projects to create additional manufacturing capacity. These additional projects are expected to be completed by the summer of 2003 at a total cost of approximately $93.3 million. As of December 31, 2002, the Company had committed $81.7 million for construction costs related to these additional projects, of which $73.5 million has been spent. The Company is also completing plans to build a manufacturing plant in Denmark. The Company expects that construction will commence in 2003 and be completed early in 2005, at an estimated cost of $250 million. At December 31, 2002, $47 million had been committed for construction costs related to the manufacturing plant in Denmark, of which $36.8 million has been spent.

        In January 2002, the Company settled litigation with Berlex Laboratories, Inc. ("Berlex"). Berlex had claimed that the Company's production of AVONEX in the U.S. infringed certain U.S. patents which the Company refers to as the "McCormick" patents. A District Court decision in 2000 rendered final judgment in the Company's favor determining that the manufacture, use and sale of AVONEX in the U.S. did not infringe any of the claims of the asserted McCormick patents, but Berlex appealed the decision to the Court of Appeals for the Federal Circuit. Under the settlement agreement, the Company agreed to pay Berlex $20 million, and to make a second and final payment to Berlex if the Court of Appeals were to reverse the District Court's previous ruling granting summary judgment in the Company's favor. As part of the settlement, both parties agreed not to pursue further litigation about these patents. Biogen recorded a $20 million charge in "Other Income, net" in the fourth quarter of 2001 to account for the first payment to Berlex. Because of the substantive terms of the Berlex settlement arrangement were agreed to in the fourth quarter of 2001, the Company determined that the provisions of SFAS 5, "Accounting for Contingencies," required that the Company account for this settlement in its December 31, 2001 financial statements. The guidance in Financial Accounting Standards Board ("FASB"), Interpretation No. 14, "Reasonable Estimation of the Amount of a Loss, an Interpretation of SFAS 5", requires that when an amount within the range of potential loss appears to be a better estimate that any other amount within the range, that amount should be accrued. It further requires that when no amount within the range is a better estimate than any other amount, the minimum amount in the range should be accrued. In the case of the Berlex settlement, Biogen determined at the time of the settlement that $20 million was both the best estimate of the Company's potential loss, and the minimum amount in the range of potential losses. As a result, the Company recorded a charge of $20 million related to the settlement in its December 31, 2001 financial statements.

        On January 31, 2003, the Court of Appeals decided that the District Court had properly construed the claims of the McCormick patents and that the Company did not literally infringe the McCormick patents. The Court of Appeals remanded the case to the District Court to determine if one of the

Berlex patents might be infringed under a redefinition of the "doctrine of equivalents" recently handed down by the U.S. Supreme Court. As a result of the decision, the Company was required to make a final payment to Berlex of $55 million under the settlement agreement which was recorded in December 2002. The previously negotiated contingent settlement eliminated the need for further litigation and resolved the entire dispute. The settlement agreement provides that Biogen receive a fully paid up, royalty free, non-exclusive license under the McCormick patent and a related patent held by Berlex. The Company negotiated a license in order to avoid future uncertainty surrounding the rights to the Berlex patent for Biogen and its distribution channel partners. The McCormick patents are not utilized by Biogen and, as such, do not hold value and will not provide future economic benefit to the Company. The $55 million payment for settlement of litigation was charged to other income (expense) in the fourth quarter of 2002.

        On October 13, 1998, the Company filed an opposition with the Opposition Division of the European Patent Office opposing the grant of a European patent (the "Rentschler II Patent") issued to Dr. Rentschler Biotechnologie GmbH ("Rentschler") claiming compositions of matter of beta interferon having specific glycosylation patterns. On November 6, 2002, a hearing took place with regard to the Company's opposition of the Rentschler II Patent in the European Patent Office. The Opposition Board of the European Patent Office ruled in an appealable decision that the present claims of the Rentschler II Patent should be maintained. Following this decision, Rentschler Biotechnologie GmbH & Co. KG sued our German subsidiary, Biogen GmbH, for infringement of the Rentschler II Patent in Germany. The Company intends to appeal the decision of the Opposition Division to the European Patent Office's Technical Board of Appeals. The Company believes that it has arguments to support the invalidation of the Rentschler II Patent before the Technical Board of Appeals. A decision on the appeal is not likely to be issued until at least two years after the Company files the appeal. Biogen also believes that it has solid arguments to support its defense against Rentschler's infringement claim in the German infringement lawsuit. A hearing in the German proceeding is scheduled to occur in September 2003, with a decision likely to follow within a month or two after the hearing. The non-prevailing party will then have the right to appeal the decision. A ruling on such an appeal would likely take another 12 to 18 months. The Company is closely examining the Opposition Board's recent written ruling and the claims made in the German infringement suit, and exploring various alternatives for handling these matters. If the Company were to be enjoined from selling AVONEX in Germany by the German district court pending our appeal of an adverse judgment, or, if the Company lost on appeal in the German infringement suit, or if, through other legal proceedings Rentschler were to obtain a determination that the Company's sales of AVONEX in other European countries infringes a valid Rentschler II patent, such a result or results could have a material adverse effect on the Company's results of operations and financial condition. As a result, an estimate of any potential loss or range of loss cannot be made at this time.

        Along with most other major pharmaceutical and biotechnology companies, the Company has been named as a defendant in a lawsuit filed by the County of Suffolk, New York, in the U.S. District Court in the Eastern District of New York in January 2003. In March 2003, the case was conditionally transferred to the United States District Court for the District of Massachusetts. The complaint alleges that the defendants overstated the Average Wholesale Price ("AWP") for drugs for which Medicaid provides reimbursement ("Covered Drugs"), marketed and promoted the sale of Covered Drugs to providers based on the providers ability to collect inflated payments from the government and Medicaid beneficiaries that exceeded payments possible for competing drugs, provided financing incentives to providers to over-prescribe Covered Drugs or prescribe Covered Drugs in place of competing drugs, and overcharged Medicaid for illegally inflated Covered Drugs reimbursements. The complaint further alleges that the defendants failed to accurately report the "best price" on the Covered Drugs to New York's Medicaid program. Under Medicaid, pharmaceutical and biotechnology companies agree to pay Medicaid programs a rebate for each product reimbursed by Medicaid. The amount of the rebate is often the difference between the average manufacturers price and the best price reported by companies to the Medicaid program. Plaintiff claims that it was harmed because it could have allotted the dollars that it wrongfully spent on Medicaid to other public needs. Plaintiff has brought the action under the Racketeering Influence and Corrupt Organizations Act (RICO), and for breach of contract, unjust enrichment, Medicaid fraud and common law fraud. The Company intends to vigorously defend itself against all of the allegations and claims in this lawsuit. As a result, an estimate of any potential loss or range of loss cannot be made at this time.

10.   Shareholders' Equity

Convertible Exchangeable Preferred Stock

        The Company has authority to issue 20,000,000 shares of $.01 par value preferred stock.

Shareholder Rights Plan

        In 1989, the Company's Board of Directors declared a dividend to holders of the Company's common stock of rights (the "Old Rights") to purchase shares of Series A Junior Participating Preferred Stock (the "Old Preferred Stock"). Each Old Right entitled the registered holder to purchase from the Company one one-hundredth of a share of Old Preferred Stock upon the terms and subject to the conditions set forth in a Rights Agreement, dated as of May 8, 1989, between the Company and The First National Bank of Boston (the "Old Plan"). The Old Plan and the Old Rights expired on May 8, 1999. Consequently, on April 16, 1999, the Board of Directors declared a dividend to holders of the Company's common stock of one new preferred share purchase right (a "New Right") for each outstanding share of common stock. The New Rights were granted on May 8, 1999 pursuant to a new Rights Agreement, dated May 8, 1999, between the Company and State Street Bank and Trust Company, as Rights Agent (the "New Plan"). Each New Right entitles the registered holder to purchase from the Company one one-thousandth of a share of Series A-1 Junior Participating Preferred Stock, par value $.01 per share ("New Preferred Stock"), at a price of $850 per one one-thousandth of a share of New Preferred Stock, subject to adjustment. Each one one-thousandth of a share of New Preferred Stock has rights, privileges and preferences which make its value approximately equal to the value of one share of the Company's common stock. The New Rights are exercisable only if a person or group acquires 20% or more of the outstanding common stock of the Company or commences a tender or exchange offer, the consummation of which would result in the ownership of 20% or more of the outstanding common stock of the Company. Once the New Rights become exercisable, and in some circumstances if additional conditions are met, each New Right will entitle the Company's shareholders (other than the acquirer) to, among other things, purchase common stock at a substantial discount. Unless earlier redeemed or exchanged by the Company, the New Rights expire on May 8, 2009. The Company is entitled to redeem the New Rights at a price of $.001 per New Right.

        The Old Preferred Stock has been eliminated and replaced with the New Preferred Stock. At December 31, 2002, the Company had 250,000 shares of New Preferred Stock authorized for use in connection with the New Plan.

Share Option and Purchase Plans

        The Company has several stock-based compensation plans. The Company applies APB Opinion No. 25 "Accounting for Stock Issued to Employees" in accounting for its plans and applies Statement of Financial Accounting Standards No. 123 "Accounting for Stock Issued to Employees" ("SFAS 123") for disclosure purposes only. The SFAS 123 disclosures include pro forma net income and earnings per share as if the fair value-based method of accounting had been used. Stock issued to non-employees is accounted for in accordance with SFAS 123 and related interpretations. Included in compensation expense for the periods ending December 31, 2002, 2001 and 2000 were approximately $2.4 million,

$829,000, and $(249,000), respectively, related to stock based compensation plans for employees and non-employees.

        The Company has several plans and arrangements under which it may grant options to employees, Directors and Scientific Board members to purchase common stock. Under the terms of the Company's stock-based compensation plans, approximately 54 million options may be granted. Option grants are typically made under the 1985 Non-Qualified Stock Option Plan and the 1987 Scientific Board Stock Option Plan (the "Plans"). Options under the Plans are granted at no less than 100% of the fair market value on the date of grant. Options generally become exercisable over various periods, typically 4 to 7 years for employees and 3 years for Directors and Scientific Board members, and have a maximum term of 10 years.

        Activity under these plans for the periods ending December 31, is as follows:

	2002		2001		2000
(shares are in thousands)	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
Outstanding, Jan. 1	17,757	$38.81	16,917	$31.70	17,938	$24.53
Granted	3,956	43.41	3,840	57.13	2,731	55.34
Exercised	(1,797)	13.05	(2,079)	15.48	(3,250)	11.61
Canceled	(706)	52.40	(921)	37.24	(502)	34.17

Outstanding, Dec. 31	19,210	$41.67	17,757	$38.81	16,917	$31.70

Options exercisable	10,351		9,466		9,093
Available for grant	6,035		9,081		1,578
Weighted average fair value of options granted		$24.65		$31.77		$24.34

        The table below summarizes options outstanding and exercisable at December 31, 2002:

(shares are in thousands)	Options Outstanding			Options Exercisable
Range of Exercise Price	Number Outstanding	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price
$0.00-$10.00	914	1.54	$8.74	914	$8.74
$10.01-$20.00	3,973	3.41	16.08	3,884	16.03
$20.01-$30.00	613	5.63	23.79	456	23.17
$30.01-$40.00	446	8.10	33.05	168	33.11
$40.01-$50.00	5,327	8.37	42.49	1,769	41.39
$50.01-$60.00	5,925	8.23	55.68	1,954	55.37
$60.01-$70.00	595	7.90	64.33	236	64.32
$70.01-$80.00	1,264	6.90	72.41	862	72.30
Over $80.00	153	6.81	86.11	108	86.40

Total	19,210		$41.67	10,351	$34.27

        The Company also has two employee stock purchase plans covering substantially all of its employees. The plans allow employees to purchase common stock at 85% of the lower of the fair market value at either the date of the beginning of the plan period or the purchase date. Purchases under the plans are subject to certain limitations and may not exceed an aggregate of 1,000,000 shares; no shares may be issued after December 31, 2007. Through December 31, 2002, 556,557 shares have been issued under the stock purchase plans.

Stock Repurchase Program

        On December 18, 2000, the Company announced that its Board of Directors had authorized the repurchase of up to 4 million shares of the Company's common stock. The repurchased stock provides the Company with treasury shares for general corporate purposes, such as stock to be issued under employee stock option and stock purchase plans. During 2002, the Company repurchased approximately 145,000 shares of its common stock at a cost of $8.4 million. During 2001, the Company repurchased approximately 1.5 million shares of its common stock at a cost of $88.3 million. Approximately 2.4 million shares remain authorized for repurchase under this program at December 31, 2002. In the first quarter of 2003, the Company began open market repurchases for additional shares of its common stock under the program.

        On February 22, 1999, the Company announced that its Board of Directors had authorized the repurchase of up to 8 million shares of the Company's common stock. The repurchased stock provided the Company with treasury shares for general corporate purposes, such as stock to be issued under employee stock option and stock purchase plans. During 1999, the Company repurchased approximately 3.4 million shares of its common stock at a cost of $197.7 million. During 2000, the Company repurchased approximately 4.6 million shares of its common stock at a cost of $300.2 million, completing this program.

11.   Segment Information

        The Company operates in one segment, which is the business of developing, manufacturing and marketing drugs for human health care. The chief operating decision-makers review the profit and loss of the Company on an aggregate basis and manage the operations of the Company as a single operating segment. The Company currently derives product revenues from sales of its AVONEX product for the treatment of relapsing forms of multiple sclerosis. The Company also derives revenue from royalties on worldwide sales by the Company's licensees of a number of products covered under patents controlled by the Company, including alpha interferon and hepatitis B vaccines and diagnostic products. Revenues are primarily attributed from external customers to individual countries where earned based on location of the customer or licensee. At December 31, 2002, 2001, and 2000, product and royalty revenues from external customers in The Netherlands were approximately 11%, 11%, and 10% of total revenues, respectively.

        The Company's geographic information is as follows:

(in thousands)	US	Europe	Asia	Other	Total
December 31, 2002:
Product revenue from external customers	$743,419	$275,657	$—	$15,281	$1,034,357
Royalty revenue from external customers	65,518	42,493	5,827	169	114,007
Long-lived assets	734,215	55,129	1,163	457	790,964
December 31, 2001:	US	Europe	Asia	Other	Total
Product revenue from external customers	$710,095	$246,581	$—	$13,870	$970,546
Royalty revenue from external customers	45,164	21,911	4,468	223	71,766
Long-lived assets	614,026	9,214	—	79	623,319
December 31, 2000:	US	Europe	Asia	Other	Total
Product revenue from external customers	$551,804	$199,714	$—	$8,774	$760,292
Royalty revenue from external customers	120,578	26,414	16,479	1,902	165,373
Long-lived assets	497,347	6,125	—	113	503,585

        The Company received revenue from three wholesale distributors and a specialty distributor in 2002 accounting for a total of 20%, 19%, 17%, and 16% of total product and royalty revenue. The Company received revenue from three wholesale distributors and a specialty distributor in 2001 accounting for a total of 21%, 16%, 14%, and 14% of total product and royalty revenue. The Company received revenue from five unrelated parties in 2000 accounting for a total of 18%, 13%, 12%, 11% and 10% of total product and royalty revenue.

12.   Quarterly Financial Data (Unaudited)

(in thousands, except per share amounts)	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total Year
2002
Total revenues	$288,343	$269,263	$288,328	$302,430	$1,148,364
Product revenue	265,985	250,542	261,563	256,267	1,034,357
Royalties revenue	22,358	18,721	26,765	46,163	114,007
Total expenses and taxes	223,230	233,992	235,661	236,291	929,174
Other income (expense), net	7,028	8,104	(10,459)	(24,715)	(20,042)
Net income	72,141	43,375	42,208	41,424	199,148
Basic earnings per share	0.49	0.29	0.28	0.28	1.33
Diluted earnings per share	0.47	0.29	0.28	0.27	1.31
2001
Total revenues	$237,047	$260,585	$264,097	$280,583	$1,042,312
Product revenue	219,997	243,140	248,107	259,302	970,546
Royalties revenue	17,050	17,445	15,990	21,281	71,766
Total expenses and taxes	181,387	200,266	204,421	212,854	798,928
Other income (expense), net	16,463	11,533	10,147	(8,844)	29,299
Net income	72,123	71,852	69,823	58,885	272,683
Basic earnings per share	0.49	0.48	0.47	0.40	1.84
Diluted earnings per share	0.47	0.47	0.46	0.39	1.78

13.   New Accounting Pronouncements

        In July 2002, the FASB issued SFAS 146, "Accounting for Costs Associated with Exit or Disposal Activities." SFAS 146 requires that a liability for a cost associated with an exit or disposal activity be recognized at its fair market value when the liability is incurred, rather than at the date of an entity's commitment to an exit plan. The provisions of SFAS 146 are effective for exit or disposal activities that are initiated after December 31, 2002. The adoption of SFAS 146 is not expected to have a material effect on the Company's financial statements.

        In November 2002, the FASB issued FASB Interpretation No. 45 ("FIN 45"), "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others, an interpretation of FASB Statements No. 5, 57, and 107 and Rescission of FASB Interpretation No. 34." FIN 45 elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under certain guarantees that it has issued. It also requires that a guarantor recognize, at the inception of a guarantee, a liability for the fair value of certain guarantees. The initial recognition and initial measurement provisions of FIN 45 are applicable on a prospective basis to guarantees issued or modified after December 31, 2002. The disclosure requirements of FIN 45 are effective for financial statement periods ending after December 15, 2002.

        Under its charter, the Company has agreed to indemnify any person who is made a party to any action or threatened with any action as a result of such person's serving or having served as an officer or director of the Company or having served, at the Company's request, as an officer or director of another company. The indemnification does not apply if the person is adjudicated not to have acted in good faith in the reasonable belief that his or her actions were in the best interests of the Company. The indemnification obligation survives termination of the indemnified party's involvement with the Company but only as to those claims arising from such person's role as an officer or director. The Company has separate indemnification agreements with certain of its officers and directors that mirror the charter provisions. The maximum potential amount of future payments that the Company could be required to make under the charter provision and the corresponding indemnification agreements is unlimited; however, the Company has Director and Officer insurance policies that, in most cases, would limit its exposure and enable it to recover a portion of any future amounts paid. As a result of the insurance policy coverage, the estimated fair value of these indemnification provisions is minimal. All of these indemnification provisions were grandfathered under the provisions of FIN 45 as they were in effect prior to December 31, 2002. Accordingly, we have no liabilities recorded for these provisions as of December 31, 2002.

        The Company enters into indemnification provisions under its agreements with other companies in its ordinary course of business, typically with business partners, contractors, clinical sites and customers. Under these provisions the Company generally indemnifies and hold harmless the indemnified party for losses suffered or incurred by the indemnified party as a result of the Company's activities. These indemnification provisions generally survive termination of the underlying agreement. The maximum potential amount of future payments the Company could be required to make under these indemnification provisions is unlimited. The Company has not incurred material costs to defend lawsuits or settle claims related to these indemnification agreements. As a result, the estimated fair value of these agreements is minimal. Accordingly, the Company has no liabilities recorded for these agreements as of December 31, 2002.

        In December 2002, the FASB issued SFAS 148, "Accounting for Stock-Based Compensation-Transition and Disclosure—An Amendment of FAS No. 123." SFAS 148 amends SFAS 123, "Accounting for Stock-Based Compensation" to provide alternative methods of transition for those companies who voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, this Statement amends the disclosure requirements of SFAS 123 to require prominent disclosures in both the annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The transition and annual disclosure provision of SFAS 148 are effective for fiscal years ending after December 15, 2002. The Company has not adopted the fair value method of accounting for stock-based compensation, and will continue to apply APB 25 for its stock-based compensation plans. The Company has incorporated the disclosure requirements of SFAS 148 at December 31, 2002, which require a tabular pro forma presentation of net income had SFAS 123 been adopted by the Company in the "Summary of Significant Accounting Policies" footnote of the financial statements.

        In January 2003, the FASB issued FASB Interpretation No. 46 ("FIN 46"), "Consolidation of Variable Interest Entities, an interpretation of ARB No. 51." FIN 46 requires existing unconsolidated variable interest entities to be consolidated by their primary beneficiaries if the entities do not effectively disperse risks among parties involved. Variable interest entities that effectively disperse risk will not be consolidated unless a single party holds an interest or combination of interests that effectively recombines risks that were previously dispersed. FIN 46 also requires enhanced disclosure requirements related to variable interest entities. FIN 46 applies immediately to variable interest entities created after January 31, 2003, and to variable interest entities in which an enterprise obtains an interest after that date. It applies in the first fiscal year or interim period beginning after June 15, 2003 to variable interest entities in which an enterprise holds a variable interest that it acquired before February 1, 2003. The adoption of FIN 46 is not expected to have a material effect on the Company's financial statements.

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REPORT OF INDEPENDENT ACCOUNTANTS
  Consolidated Statements of Income Biogen, Inc. and Subsidiaries (in thousands, except per share amounts)
  Consolidated Balance Sheets Biogen, Inc. and Subsidiaries (in thousands, except share amounts)
  Consolidated Statements of Cash Flows Biogen, Inc. and Subsidiaries (in thousands)
  Consolidated Statements of Shareholders' Equity Biogen, Inc. and Subsidiaries (in thousands)
  Notes to Consolidated Financial Statements Biogen, Inc. and Subsidiaries